 Exhibit 4.72
Extension of Debenture Maturity Date

TO
Intellipharmaceutics International Inc. (the "Company")

RE:
Debenture dated January 1, 2013, for a face amount of US $1,500,000 issued by the Company to Isa Odidi and Amina Odidi (the "Debenture") and the Maturity Date (as defined in the Debenture) of such Debenture

The undersigned hereby agree that the current Maturity Date of the Debenture of July 1, 2016, is extended to December 1, 2016.

DATED as of May 26th, 2016.

/s/ Dr. Isa Odidi Dr. Isa Odidi	/s/ Dr. Amina Odidi Dr. Amina Odidi